Exhibit 99.1
1800 N Route Z, Suite A
Columbia, MO 65202
(800) 338-9585
NASDAQ: AOUT

Contact:

Liz Sharp, VP, Investor Relations

lsharp@aob.com

(573) 303-4620

Vulgamott Named Chief Operating Officer

at American Outdoor Brands

COLUMBIA, Mo., October 3, 2023 – American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT), an industry leading provider of products and accessories for outdoor enthusiasts, today announced that Brent Vulgamott, Vice President of Sales, Operations & Analytics, has been named to the newly created role of Chief Operating Officer, under which he will continue to lead all facets of the Company’s Sales, Operations, and Analytics functions.

President and Chief Executive Officer, Brian Murphy, said, “I am excited to share today’s news that Brent Vulgamott will hold the title of Chief Operating Officer. Brent joined our company in 2015 as a Divisional Controller long before the spin-off from our former parent company in 2020. Since then, he has taken on increasing responsibilities and combined his financial expertise with his growing knowledge of our organization’s products and processes to effectively expand the scope of his role over time. Since the spin-off, Brent has led the teams that established our efficient operational infrastructure, has executed multiple facility consolidations to drive improved efficiencies, and has been instrumental in the creation and execution of our go-to-market strategy, which encompasses our traditional and e-commerce sales channels. Today’s announcement reflects the scope of Brent’s role, and his work in preparing our company for future growth.”

Prior to American Outdoor Brands, Vulgamott served in a variety of increasingly responsible roles for the Outdoor Products & Accessories Division of Smith & Wesson Brands, most recently as Vice President of Operations. He previously served as Director of Finance for Lockton Companies, a privately held insurance broker. He has also held finance leadership and management roles at Ford Motor Company and Piston Automotive, a publicly held automotive company and privately held automotive sub-supplier. Vulgamott also held accounting and FP&A roles with State Street Bank & Trust Co and Cerner Corporation. He earned his BS in Finance and Banking from the University of Missouri, and his MBA in Accounting and Business Management from Rockhurst University.

About American Outdoor Brands, Inc.

American Outdoor Brands, Inc. (NASDAQ Global Select: AOUT) is an industry leading provider of outdoor products and accessories, including hunting, fishing, camping, outdoor cooking, shooting, and personal security and defense products, for rugged outdoor enthusiasts. The company produces innovative, top quality products under its brands BOG®; BUBBA®; Caldwell®; Crimson Trace®; Frankford Arsenal®; Grilla Grills®; Hooyman®; Imperial®; LaserLyte®; Lockdown®; MEAT!; Old Timer®; Schrade®; Tipton®; Uncle Henry®; ust®; and Wheeler®. For more information about all the brands and products from American Outdoor Brands, Inc., visit www.aob.com.